As filed with the Securities and Exchange Commission on October 19, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mercantile Bank Corporation
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-3360865 (I.R.S. Employer Identification No.)
310 Leonard Street NW, Grand Rapids, Michigan, 49504
(Address of Principal Executive Offices) (Zip Code)
Mercantile Bank of Michigan 401(k) Plan
(Full title of the plan)
Charles E. Christmas
Mercantile Bank Corporation
310 Leonard Street NW,
Grand Rapids, Michigan 49504
(Name and address of agent for service)
(616) 406-3000
(Telephone number, including area code, of agent for service)
Copies of Communications to:
Jerome M. Schwartz
Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum aggregate	Amount of
to be registered	registered (1)	offering price per share(2)	offering price (2)	registration fee
Common Stock	500,000 Shares	$4.37	$2,185,000	$156

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated pursuant to rule 457(h) and (c) solely for purposes of calculating the registration fee, based upon the average of the high and low prices of the common stock on October 13, 2010, as reported on The Nasdaq Stock Market LLC.

Explanatory Note
     This registration statement on Form S-8 is filed by Mercantile Bank Corporation (“Mercantile”) and the Mercantile Bank of Michigan 401(k) Plan (the “Plan”), and relates to 500,000 shares of Mercantile common stock that may be purchased by participants pursuant to the Plan. These 500,000 shares are in addition to shares of common stock previously registered for purchase pursuant to the Plan, including those shares previously registered pursuant to Mercantile’s registration statements on Form S-8 that were filed with the SEC (Commission file numbers 333-117763 and 333-152254) on July 29, 2004 and July 10, 2008 (the “Prior Registration Statements”).
     This registration statement relates to additional securities of the same class as those to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated here by reference and made a part of this registration statement, except as amended by this registration statement.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS
Item 1. Plan Information.
     Not filed as part of this registration statement pursuant to Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not filed as part of this registration statement pursuant to Note to Part I of Form S-8.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Mercantile and the Plan incorporate by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
1.	Mercantile’s annual report on Form 10-K for the year ended December 31, 2009.

2.	The Plan’s annual report on Form 11-K for the year ended December 31, 2009.

     3. All other reports filed by Mercantile or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports referred to in paragraphs 1 and 2 above.
     4. The description of Mercantile’s common stock in Item 1 of Mercantile’s amended Form 8-A registration statement dated November 23, 2005, filed with the Commission under the Exchange Act on November 23, 2005, including any amendments or reports filed for the purpose of updating the description.
     All documents subsequently filed with the Commission by Mercantile or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents.
     Any statements contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     As of October 14, 2010, members of Dickinson Wright PLLC who perform services for Mercantile owned approximately 14,000 shares of common stock of Mercantile.
Item 6. Indemnification of Directors and Officers.
     Indemnification
     Sections 561-571 of the Michigan Business Corporation Act, as amended, grant Mercantile broad powers to indemnify any person in connection with legal proceedings brought against that person by reason of their present or past status as an officer or director of Mercantile, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Mercantile’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Michigan Business Corporation Act also gives Mercantile broad powers to indemnify defined persons against expenses and reasonable settlement payments in connection with any action by or in the right of Mercantile, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Mercantile’s best interests, except that no indemnification may be made if that person is adjudged to be liable to Mercantile unless and only to the extent the court in which that action was brought determines upon application that, despite the adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any specified person is successful in the defense of any defined legal proceeding, Mercantile is required by the Michigan Business Corporation Act to indemnify him or her against expenses, including attorneys’ fees, that are actually and reasonably incurred in connection with the proceeding.
     Mercantile’s Articles of Incorporation provide that it shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize to the full extent permitted by law.
     Mercantile’s Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of Mercantile. The Bylaws provide that Mercantile shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Mercantile) by reason of the fact that he or she is or was a director or officer of Mercantile or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney’s fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Federal Deposit Insurance Corporation regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Mercantile or its subsidiary, Mercantile Bank of Michigan, to their respective directors or officers otherwise permitted under the Michigan Business Corporation Act or the Michigan Banking Code.
     With respect to derivative actions, the Bylaws provide that Mercantile shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Mercantile to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of Mercantile, or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney’s fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to Mercantile except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Mercantile pursuant to the provisions discussed above or otherwise, Mercantile has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
     The Michigan Business Corporation Act permits Mercantile to purchase insurance on behalf of its directors and officers against liability arising out of their positions with Mercantile (or positions held with another entity at the request of Mercantile), whether or not the liabilities would be within the indemnification provisions described above. Under an insurance policy maintained by Mercantile, its directors and officers are insured within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of specified claims, actions, suits or proceedings, and specified liabilities which might be imposed as a result of claims, actions, suits or proceedings, which may be brought against them by reason of being or having been directors and officers of Mercantile.
Limitation of Director Liability
     Section 209(1)(c) of the Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. However, under the Michigan Business Corporation Act, a corporation may not eliminate or limit a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) a violation of Section 551 of the Michigan Business Corporation Act; and (4) an intentional criminal act.
     Mercantile’s Articles of Incorporation provide that its directors shall not be personally liable to it or its shareholders for monetary damages for breach of fiduciary duty, except for liability (1) for any breach of the director’s duty of loyalty to Mercantile or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for a violation of Section 551(1) of the Michigan Business Corporation Act; or (4) for any transaction from which the director derived any improper personal benefit. Under the Michigan Business Corporation Act, if prior to October 24, 1997 the articles of incorporation of a corporation contained a provision which, subject to exceptions, eliminated liability of a director as Mercantile’s does, that provision is considered to eliminate liability of a director to the extent permitted in Section 209(1)(c) of the Michigan Business Corporation Act.

     Pursuant to Mercantile’s Articles of Incorporation, if the Michigan Business Corporation Act is amended after the date of the Articles of Incorporation to authorize corporate action eliminating or limiting the personal liability of directors, then the liability of a director of Mercantile shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended.
Item 7. Exemption from Registration Claimed.
     Not Applicable
Item 8. Exhibits.
     The following exhibits are filed with this registration statement:

Exhibit
Number	Exhibit

4	Article III of the Articles of Incorporation of Mercantile, is incorporated by reference to exhibit 3.1 of Mercantile’s Form 10-Q for the quarter ended June 30, 2009.

5	Internal Revenue Service (“IRS”) determination letter dated August 20, 2010, including a favorable determination relating to the Plan’s qualification under Section 401 of the Internal Revenue Code. The addendum referred to in the determination letter is IRS Publication 794 (Rev. April 2009) labeled “Favorable Determination Letter.”

23	Consent of BDO USA, LLP.

24	Power of Attorney is included on the signature pages of the registration statement.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan on October 14, 2010.

Mercantile Bank Corporation
By	/s/ Charles E. Christmas
Charles E. Christmas, Senior Vice President,
Chief Financial Officer and Treasurer

     Each person whose signature appears below constitutes and appoints Michael H. Price, Robert B. Kaminski, Jr. and Charles E. Christmas, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 14, 2010.

/s/ David M. Cassard	/s/ Michael H. Price

David M. Cassard, Director	Michael H. Price, Chairman of the Board, President and Chief Executive Officer (principal executive officer)

/s/ Edward J. Clark	/s/ Merle J. Prins

Edward J. Clark, Director	Merle J. Prins, Director

/s/ Doyle A. Hayes

Doyle A. Hayes, Director	Timothy O. Schad, Director

/s/ Susan K. Jones

Susan K. Jones, Director	Dale J. Visser, Director

/s/ Lawrence W. Larsen	/s/ Donald Williams, Sr.

Lawrence W. Larsen, Director	Donald Williams, Sr., Director

/s/ Calvin D. Murdock	/s/ Charles E. Christmas

Calvin D. Murdock, Director	Charles E. Christmas, Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)
The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on October 14, 2010.

Mercantile Bank of Michigan 401(k) Plan
By	/s/ Lonna L. Wiersma
Lonna L. Wiersma, Trustee

EXHIBIT INDEX

Exhibit
Number	Exhibit

4	Article III of the Articles of Incorporation of Mercantile, is incorporated by reference to exhibit 3.1 of Mercantile’s Form 10-Q for the quarter ended June 30, 2009

5	Internal Revenue Service (“IRS”) determination letter dated August 20, 2010, including a favorable determination relating to the Plan’s qualification under Section 401 of the Internal Revenue Code. The addendum referred to in the determination letter is IRS Publication 794 (Rev. April 2009) labeled “Favorable Determination Letter.”

23	Consent of BDO USA, LLP

24	Power of Attorney is included on the signature pages of the registration statement